Senesco Finalizes Agreement with Mayo Clinic to Study SNS01-T in Multiple Myeloma

BRIDGEWATER, N.J.--(BUSINESS WIRE)-- Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE Amex: SNT) today announced that it has finalized a clinical trial agreement with Mayo Clinic in Rochester, MN to study SNS01-T, the Company’s lead therapeutic candidate for  the treatment of multiple myeloma.

Mayo Clinic is a not-for-profit medical practice and medical research institution that is headquartered in Rochester, Minnesota.  The principal investigator in the study at Mayo is John A. Lust, M.D., Ph.D.

The study is an open-label, multiple-dose, dose-escalation study, which will evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to relapsed or refractory multiple myeloma patients. The study design calls for twice-weekly dosing of patients for 6 weeks followed by a safety data review period before escalating to a higher dose level in a new group of patients. While the primary objective of the initial study is to evaluate safety and tolerability, the effect of SNS01-T on tumor response also will be assessed using multiple well-established metrics including measurement of the monoclonal protein (M-protein). The study is expected to start in the 3rd quarter of 2011.

“We are very excited to have Dr. Lust leading the effort at Mayo to evaluate the safety and potential efficacy of SNS01-T,” stated Leslie J. Browne, Ph.D, President and Chief Executive Officer of Senesco Technologies Inc. Dr. Browne continued “We have collaborated for several years with Dr. Lust to study SNS01-T and its predecessors before selecting our lead candidate.”

About Multiple Myeloma

Multiple myeloma is an incurable cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

About Senesco Technologies, Inc.

Senesco Technologies is leveraging proprietary technology that regulates programmed cell death, or apoptosis. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications treating certain inflammatory and ischemic diseases. The Company is preparing to initiate a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Company:
Senesco Technologies, Inc.
Leslie J. Browne, Ph.D., 908-864-4444
President & CEO
or
Investor Relations:
CEOcast, Inc.
Dan Schustack, 212-732-4300
dschustack@ceocast.com